Exhibit 99.1

Marker Therapeutics Reports Third Quarter 2025 Financial Results and Provides Business Updates

APOLLO study showed encouraging overall responses and favorable safety profile in relapsed/refractory B-cell lymphoma

MT-601 demonstrated 66% objective response rate with 50% complete response in relapsed Non-Hodgkin lymphoma (NHL) patients in the ongoing APOLLO study

First patient treated in Off-the-Shelf program (RAPID study) investigating MAR-T cells in patients with Acute Myeloid Leukemia (AML) or Myelodysplastic Syndrome (MDS)

cGMP manufacturing collaboration established with Cellipont Bioservices

HOUSTON, TX – November 14, 2025 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company developing next-generation T cell-based therapies, today reported corporate updates and financial results for the third quarter ended September 30, 2025.

“Marker entered the second half of 2025 with strong clinical momentum as we continue to advance our lead program, MT-601, in patients with relapsed or refractory B-cell lymphoma,” said Juan Vera, M.D., President and Chief Executive Officer of Marker Therapeutics. “The most recent update from our Phase 1 APOLLO study showed a 66% objective response rate including 50% complete responses, in heavily pre-treated NHL patients. These data, together with a favorable safety profile, reinforce the potential of MT-601 to meet the critical needs of patients who have exhausted multiple lines of therapy, including CAR-T cell therapies and bispecific antibodies. We’re encouraged by the durability of responses and plan to share an additional update in the first half of 2026.”

Dr. Vera continued, “We also achieved a number of key milestones in this quarter, including treating the first patient in our Off-the-Shelf (OTS) program and entering a strategic manufacturing collaboration with Cellipont to scale up production of MT-601. In parallel, we have strengthened our balance sheet by raising approximately $10 million through our ATM facility, extending our cash runway well into 2026. Looking ahead, we are focused on enrolling patients in the MT-601 dose expansion cohort to build on our promising observations from our APOLLO study. Having executed on the priorities we set at the beginning of the year we are entering the final stretch of 2025 with strong operational footing and a clear clinical focus.”

PROGRAM UPDATES & OPERATIONAL HIGHLIGHTS

MT-601 (Lymphoma)

•	Positive clinical data from the Phase 1 APOLLO study (clinicaltrials.gov identifier: NCT05798897) showed a 66% (8 out of 12) objective response rate and 50% (6 out of 12) complete response rate in relapsed NHL patients, including those previously treated with CAR-T cell therapies and bispecific antibodies (Press Release, August 26, 2025).

•	Responses were durable with five NHL patients maintaining response for ≥6 months, including three with ≥12 months (range 3-24 months).

•	Favorable safety profile with no dose-limiting toxicities (DLTs) or immune effector cell–associated neurotoxicity (ICANS) observed at any dose level in the dose escalation cohort.

•	Dose expansion cohort underway, evaluating MT-601 at highest dose level (400x10[6] cells) in patients with Diffuse Large B Cell Lymphoma (DLBCL) who have relapsed after or are ineligible for CAR-T cell therapy.

•	Additional clinical data are expected in the first half of 2026.

MT-601 (Pancreatic Cancer)

•	Marker was previously awarded $2.0 million from the NIH and $9.5 million from the Cancer Prevention and Research Institute of Texas (CPRIT) to support the development of MT-601 in metastatic pancreatic cancer.

•	Clinical program launch is anticipated in the first half of 2026.

Off-the-Shelf Program (Acute Myeloid Leukemia or Myelodysplastic Syndrome)

•	Marker announced first patient treated in Phase 1 RAPID study (clinicaltrials.gov Identifier: NCT06552416) evaluating MT-401 as an Off-the-Shelf (OTS) product (Press Release, October 6, 2025).

•	Treatment with MT-401-OTS was well tolerated, consistent with the favorable safety profile previously reported for MAR-T cells.

•	The OTS program is investigating MAR-T cells in Acute Myeloid Leukemia (AML) or Myelodysplastic Syndrome (MDS) with the potential for future expansion to other indications.

•	The Company previously secured non-dilutive funding from NIH, FDA and CPRIT to support the OTS program.

Corporate Updates

•	Marker entered a current good manufacturing practice (cGMP) manufacturing agreement with Cellipont Bioservices to scale up the production of MT-601 for the APOLLO study. This partnership supports clinical supply and lays the ground for a potential pivotal trial and commercial readiness (Press Release, June 17, 2025).

•	Data from the Phase 1 APOLLO study will be presented in two posters at the 67th ASH Annual Meeting and Exposition, held from December 6-9, 2025, in Orlando, Florida (Press Release, November 3, 2025).

•	Appointed Kathryn Penkus Corzo, R.Ph., MBA to the Company’s Board of Directors, effective November 1, 2025 (Press Release, November 5, 2025).

•	Marker raised approximately $10 million through its ATM Agreement, extending the Company’s runway well into 2026.

THIRD QUARTER 2025 FINANCIAL HIGHLIGHTS

Cash Position and Guidance: At September 30, 2025, Marker had cash and cash equivalents of $17.6 million and restricted cash of $1.4 million. The Company believes that its existing cash, cash equivalents and restricted cash will fund its operating expenses through the third quarter of 2026, assuming no additional grant funds are received, either from new grants or from existing awarded grants.

R&D Expenses: Research and development expenses were $2.3 million for the quarter ended September 30, 2025, compared to $3.5 million for the quarter ended September 30, 2024.

G&A Expenses: General and administrative expenses were $1 million for the quarter ended September 30, 2025, compared to $0.9 million for the quarter ended September 30, 2024.

Net Loss: Marker reported a net loss from continuing operations of $2.0 million for the quarter ended September 30, 2025, compared to $2.3 million for the quarter ended September 30, 2024.

About MAR-T cells

The multi-antigen recognizing (MAR) T cell platform (formerly known as multiTAA-specific T cells) is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Unlike other T cell therapies, MAR-T cells allow the recognition of hundreds of different epitopes within up to six tumor-specific antigens, thereby reducing the possibility of tumor escape. Since MAR-T cells are not genetically engineered, Marker believes that its product candidates will be easier and less expensive to manufacture, with an improved safety profile compared to current engineered T cell approaches and may provide patients with meaningful clinical benefits.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. The Company was founded at Baylor College of Medicine, and clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic MAR-T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and the timing, conduct, interim results announcements and outcomes of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

Marker Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$17,589,978	$19,192,440
Restricted cash	1,352,975	—
Prepaid expenses and deposits	1,126,724	483,717
Other receivables	1,665,153	2,346,703
Total current assets	21,734,830	22,022,860
Total assets	$21,734,830	$22,022,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,664,647	$1,753,954
Related party payable	328,315	1,710,500
Deferred revenue	1,352,975	—
Total current liabilities	3,345,937	3,464,454
Total liabilities	3,345,937	3,464,454

Stockholders’ equity:
Preferred stock, $0.001 par value, 5 million shares authorized, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024 , respectively	—	—
Common stock, $0.001 par value, 30 million shares authorized, 16.7 million and 10.7 million shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively (see Note 8)	16,672	10,708
Additional paid-in capital	475,849,809	465,564,876
Accumulated deficit	(457,477,588)	(447,017,178)
Total stockholders’ equity	18,388,893	18,558,406
Total liabilities and stockholders’ equity	$21,734,830	$22,022,860

Marker Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Grant income	$1,232,938	$1,926,020	$2,443,255	$4,339,317
Total revenues	1,232,938	1,926,020	2,443,255	4,339,317
Operating expenses:
Research and development	2,345,843	3,471,216	9,658,322	8,381,661
General and administrative	1,023,821	854,677	3,338,200	3,214,611
Loss on early termination of vendor agreement	—	—	453,135	—
Total operating expenses	3,369,664	4,325,893	13,449,657	11,596,272
Loss from operations	(2,136,726)	(2,399,873)	(11,006,432)	(7,256,955)
Other income:
Interest income	138,064	91,681	428,578	363,264
Other income	—	—	117,444	—
Net loss	$(1,998,662)	$(2,308,192)	$(10,460,410)	$(6,893,691)

Net loss per share:
Net loss per share	$(0.12)	$(0.26)	$(0.75)	$(0.77)

Weighted average number of common shares outstanding:
Basic	16,757,678	8,923,170	13,960,791	8,914,487
Diluted	16,757,678	8,923,170	13,960,791	8,914,487

Marker Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(10,460,410)	$(6,893,691)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	426,409	195,320
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(643,007)	(178,148)
Other receivables	681,550	283,405
Related party payable	(1,382,185)	(426,217)
Accounts payable and accrued expenses	(89,307)	812,142
Deferred revenue	1,352,975	—
Net cash used in operating activities	(10,113,975)	(6,207,189)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net	9,863,883	36,902
Proceeds from exercise of warrants and stock options	605	58,501
Net cash provided by financing activities	9,864,488	95,403
Net decrease in cash, cash equivalents, and restricted cash	(249,487)	(6,111,786)
Cash, cash equivalents, and restricted cash at beginning of the period	19,192,440	15,111,450
Cash, cash equivalents, and restricted cash at end of the period	$18,942,953	$8,999,664

Media and Investor Contact

Marker Therapeutics, Inc.

+1 (713) 400-6400
investor.relations@markertherapeutics.com